Exhibit 10.02

                        AMENDMENT TO CONSULTING AGREEMENT

     This Amendment dated as of July 21, 2010 is made to that Consulting Agreement dated August 18, 2009 (the "Agreement") between Flexwell Finance Limited ("Consultant") and North American Gold & Minerals Fund (f/k/a Elko Ventures, Inc.), a Nevada corporation (the "Company").

     Effective immediately, the Agreement is amended to decrease the shares of Company Common Stock granted to Consultant to 100,000 (One hundred thousand) post-split shares from 50,000,000 (Fifty million) post-split shares. Consultant shall immediately tender to the Company's transfer agent a letter of instruction directing the transfer agent to effectuate the cancellation of 49,900,000 (Forty nine million nine hundred thousand) shares of Company Common Stock.

     The remaining 100,000 shares of Company Common Stock shall be deemed fully vested but shall remain restricted until such time that they may be re-sold pursuant to SEC Rule 144 and the terms and conditions contained in the Consulting Agreement with the Company..

     IN WITNESS WHEREOF, the Company and Consultant have entered into this Amendment as of the day and year first above written.

NORTH AMERICAN GOLD & MINERALS FUND


By /s/ Ronald Y Lowenthal
  -------------------------------------
  Ronald Y Lowenthal, CEO


FLEXWELL FINANCE LIMITED


By /s/
  -------------------------------------
  Duly Authorized